Exhibit 99.1

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports 4Q and FY08 results

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SAN ANTONIO—September 10, 2008—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter and fiscal year ended June 30, 2008.
In the latest quarter, U.S. Global recorded net income of $3.84 million, or 25 cents per share, on revenue of $16.96 million. For fiscal year 2008, U.S. Global recorded net income of $10.84 million in net income, or 71 cents per diluted share, on revenue of $56.04 million.
U.S. Global posted net income of $6.41 million, or 42 cents per diluted share, on revenue of $21.83 million in 2007’s fourth fiscal quarter. Net income was $13.76 million, or 90 cents per diluted share, on revenue of $58.60 million in fiscal year 2007.
On a non-GAAP basis, excluding the effect of performance fees, U.S. Global’s net income for the latest quarter totaled $2.04 million, or 13 cents per diluted share, and for the full fiscal year, net income was $9.02 million, or 59 cents per diluted share. This compares to net income of $1.20 million, or 8 cents per diluted share, in the fourth quarter of fiscal year 2007, and $8.00 million, or 52 cents per diluted share, for fiscal year 2007. Please refer to the reconciliation to GAAP-basis financial information following Selected Financial Data below.
Assets under management for SEC-registered funds and other clients averaged $5.44 billion in fiscal year 2008, up 12.2 percent from the previous year. At the end of fiscal year 2008, assets under management totaled $5.75 billion.
The company has scheduled a webcast for 10 a.m. Central time on Thursday, September 11, 2008, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Registration for the webcast is available at www.usfunds.com.

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Sept. 10, 2008
“There has been tremendous volatility in the financial sector, and GROW’s stock price has been dragged down by the problems in the sector, which has seen massive writedowns in the past year,” says Mr. Holmes. “The negative sentiment for financials across the board is another example of markets not behaving in a rational manner. In GROW’s case, we have no debt on our balance sheets and our returns on capital are much higher than the financial sector as a whole. We also have no investments in subprime debt securities in our funds and no investments in structured derivative products in our funds.
“We’re in the middle of an important proxy election for the U.S. Global funds that we believe is important because it better aligns our company’s culture and values with the funds’ performance, and this is the key factor for our fund shareholders. One of our corporate values is to be ‘performance- and results-oriented’ — we’re successful only when our fund shareholders are successful,” Mr. Holmes continues. “While there are no guarantees that the proposals will pass, our proxy solicitor believes that, based on its historical experience, the progress so far has been very positive.”
During the 2008 fiscal year, U.S. Global earned $2.7 million in performance fees for providing advisory services to Endeavour Financial Corp., a merchant banking company that specializes in the natural resources sector. This company was known as Endeavour Mining Capital Corp. prior to its acquisition of Endeavour Financial, and afterward it adopted the Endeavour Financial name. A corporate restructuring and a new business strategy also accompanied this merger. U.S. Global earned $1.21 million in fees from other advisory clients in the latest fiscal year.
Selected financial data

	Year ended June 30,
	2008		2007
Revenue	$56.04	million	$58.60	million
Expenses	$39.46	million	$37.26	million
Tax expense	$5.75	million	$7.59	million
Net income	$10.84	million	$13.76	million
EPS (basic, in dollars)	$0.71		$0.91
EPS (diluted, in dollars)	$0.71		$0.90
Working capital	$35.31	million	$27.93	million
Total assets	$45.49	million	$39.79	million
Net cash provided by operations	$14.31	million	$8.87	million
Net cash (used in) provided by investing	$(1.18	million)	$(0.75	million)
Net cash (used in) provided by financing	$(2.85	million)	$(3.32	million)

Basic weighted avg. shares outstanding	15.25	million	15.16	million
Diluted weighted avg. shares outstanding	15.28	million	15.24	million

Avg. mutual fund assets under mgmt	$5.13	billion	$4.61	billion
Avg. other assets under mgmt	$311.75	million	$236.36	million
Non-GAAP disclosures: U.S. Global Investors reports its financial results on a GAAP basis, however; management believes that evaluating the company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations excluding volatile performance fees and considers them to be effective

FY08 earnings, Page 3
Sept. 10, 2008
indicators, for both management and investors, of U.S. Global’s financial performance over time. U.S. Global’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
U.S. Global Investors, Inc.
Non-GAAP Disclosure

	Fiscal Year Ended		3 Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Revenue, GAAP basis	$56,039,247	$58,603,637	$16,958,909	$21,833,287
Non-GAAP adjustments:
Offshore performance fees	(3,399,890)	(10,668,313)	(3,383,527)	(9,646,785)

Revenue, as adjusted	$52,639,357	$47,935,324	$13,575,382	$12,186,502

Net Income, GAAP basis	$10,836,810	$13,759,249	$3,840,713	$6,406,440
Non-GAAP adjustments, net of tax:
Offshore performance fees	(2,216,728)	(6,945,072)	(2,206,060)	(6,280,057)
Performance fee-related compensation	401,908	1,184,710	400,841	1,075,893

Net Income, as adjusted	$9,021,990	$7,998,887	$2,035,494	$1,202,276

Basic weighted average shares outstanding	15,246,710	15,162,492	15,252,674	15,185,328
Basic earnings per share, GAAP basis	$0.71	$0.91	$0.25	$0.42
Basic earnings per share, as adjusted	$0.59	$0.53	$0.13	$0.08

Diluted weighted average shares outstanding	15,275,441	15,241,534	15,280,062	15,266,424
Diluted earnings per share, GAAP basis	$0.71	$0.90	$0.25	$0.42
Diluted earnings per share, as adjusted	$0.59	$0.52	$0.13	$0.08
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds and other clients.
With an average of $5.44 billion in assets under management for the year ended June 30, 2008, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.